Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2006 RESULTS

Minneapolis, MN, February 8, 2006 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the third quarter and first nine months of fiscal 2006. For the quarter ended December 31, 2005, Hawkins reported sales of $34.4 million, an increase of 28.6% over the $26.7 million in sales for the same period a year ago. Net income for the third quarter of fiscal 2006 was $1.8 million, or diluted earnings per share of $0.18, versus net income of $1.8 million, or diluted earnings per share of $0.17, earned in the same period of fiscal 2005.

For the nine months ended December 31, 2005, Hawkins reported sales of $106.9 million, net income of $7.6 million and diluted earnings per share of $0.74 versus sales of $85.3 million, net income of $7.1 million and diluted earnings per share of $0.70 for the nine months ended December 31, 2004.

The nine-month results benefited from a pretax gain of $1,016,000 (approximately $650,000 or $0.06 per share after tax) from litigation settlement income associated with the surrender of shares of the Company’s common stock by the former Universal Chemical principals that was issued to them at the time of the acquisition.

Chief Executive Officer, John R. Hawkins, commented, “Hawkins’ Industrial segment experienced exceptional sales growth of 36% during the quarter and 33% for the nine months, largely resulting from higher selling prices associated with higher raw material costs, augmented by enhanced sales across various product lines and slightly higher volumes of caustic soda.”

“However, margin pressure occurred across most product lines due to competitive market pressures, higher costs and changes in product line mix,” Hawkins said. “Additionally, increased SG&A expenses resulting from the hiring of more sales staff coupled with contractor fees to assist with the implementation of the Enterprise Resource Planning system and Sarbanes-Oxley compliance impacted the Company’s bottom line.”

Hawkins completed the third fiscal quarter ended December 31, 2005 with approximately $22.5 million in cash and marketable securities, and no debt.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 3, 2005, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Sales	$34,352,992	$26,703,441	$106,850,761	$85,290,860

Cost of sales	27,133,377	19,764,427	80,950,535	61,448,746

Gross margin	7,219,615	6,939,014	25,900,226	23,842,114

Selling, general and administrative expenses	4,708,939	4,646,327	15,797,249	13,575,820

Litigation settlement	—	—	(1,015,826)	—

Income from operations	2,510,676	2,292,687	11,118,803	10,266,294

Investment income	242,488	464,637	619,366	801,418

Income before income taxes	2,753,164	2,757,324	11,738,169	11,067,712

Provision for income taxes	925,900	984,200	4,160,500	3,959,200

Net income	$1,827,264	$1,773,124	$7,577,669	$7,108,512

Weighted average number of shares outstanding - basic	10,182,144	10,216,688	10,208,563	10,216,688

Weighted average number of shares outstanding - diluted	10,182,144	10,223,464	10,225,477	10,220,429

Earnings per share - basic and diluted	$0.18	$0.17	$0.74	$0.70

Cash dividends declared per common share	—	—	$0.20	$0.18

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